                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.


         The undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, certifies as follows:


FIRST: Name. The name of the Corporation is Dollar Thrifty Automotive Group, Inc. (the "Corporation").

SECOND: Registered Office and Agent. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH: Incorporator. The incorporator of the Corporation is Pentastar Transportation Group, Inc., an Oklahoma corporation, whose mailing address is 5330 East 31st Street, Tulsa, Oklahoma 74135.

FIFTH: A. Authorized Capital Stock. The Corporation is authorized to issue 60,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and (ii) 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Except as may otherwise be provided in any resolution adopted by the Board of Directors establishing the terms of any series of Preferred Stock pursuant to the authority granted below in
                  Article 5, the authorized number of shares of the Common Stock and the Preferred Stock may be increased or decreased by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, without the necessity for a separate class vote of the holders of the Common Stock or the Preferred Stock, as applicable.

                  B. Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

                  (1) Voting. Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, (a) the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the By-Laws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation, and (b) at each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each one (1) share of the Common Stock standing in such holder's name on the Corporation's stock transfer records.

                  (2) Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

                  (3) Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors in proportion to the number of shares held by them, respectively, without regard to class.

                  (4) Merger. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

                  C. Preferred Stock. The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock from time to time in one or more series, and to establish by resolution the designations, powers, preferences, rights, qualifications, limitations and restrictions applicable to the shares of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  (1) Number of Shares. The number of shares constituting that series and the distinctive designation of that series.

                  (2) Voting. Whether the shares of that series shall have voting rights in addition to any voting rights provided by law, and, if so, the terms of such voting rights.

                  (3) Dividends. The dividends payable on shares of that series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series.

                  (4) Conversion Privileges. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine.

                  (5) Redemption. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates.

                  (6) Sinking Fund. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund.

                  (7) Liquidation. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.

                  (8) Other. Any other rights, preferences and limitations of that series.

SIXTH: Management of the Business. The following provisions are included to further define the powers of the Corporation and of its directors and stockholders:

                  (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                  (b) The number of directors shall be fixed from time to time as provided in the Corporation's By-Laws. The election of directors need not be by written ballot unless the By-Laws so provide.

                  (c) A director shall hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Vacancies on the Board of Directors and newly created directorships shall be filled as provided in the By-Laws. Notwithstanding the foregoing, whenever the holders of any series of Preferred Stock have the right, voting separately as a series or together with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of the Certificate of Incorporation applicable to such series.

                  (d) The Board of Directors is authorized to exercise all powers and do all things that the Corporation may exercise or do consistent with the Delaware General Corporation Law, this Certificate of Incorporation, and any By-Law adopted by the stockholders. No By-Law adopted by the stockholders shall invalidate any prior act of the Board of Directors which would have been valid if such By-Law had not been adopted.

SEVENTH: Limited Liability of Directors. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as in effect from time to time. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders shall not adversely affect any right or protection of a director with respect to acts or omissions that occurred before such repeal or modification.

EIGHTH: Indemnification. A. The Corporation shall indemnify to the fullest extent permitted under the Delaware General Corporation Law, as it may be amended from time to time, any person who was or is a party to (or witness in) or is threatened to be made a party to (or witness in) any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of (i) his or her service (or agreement to serve) as a director or officer of the Corporation, or at the request of the Corporation, as a director, officer, trustee, employee or agent of or in any other capacity with respect to another corporation, partnership, joint venture, trust or other enterprise (in any of the foregoing capacities, a "Representative of the Corporation"), or (ii) any action alleged to have been taken or omitted in such capacity. The Corporation shall indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation may indemnify to the same extent any person who was or is a party to (or witness in) or is threatened to be made a party to (or witness in) any such action, suit or proceeding by reason of his or her service (or agreement to serve) as an employee or agent of the Corporation, or at the request of the Corporation, as a Representative of the Corporation.

                  B. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Corporation) or may (in the case of any action, suit or proceeding against an employee, agent or Representative of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article.

                  C. The right to indemnification and advancement of expenses shall not be exclusive of any other right which any person may have or acquire under this Certificate, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

                  D. Any repeal or modification of this Article by the stockholders shall not adversely affect any right to indemnification and advancement of expenses that existed at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

NINTH: Meetings of Stockholders. Stockholder meetings may be held within or without the State of Delaware, as the By-Laws may provide. The Corporation's books may be kept outside the State of Delaware at a place designated by the Board of Directors.

TENTH: Additional Powers of Board of Directors. In addition to the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Corporation's By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

         IN WITNESS WHEREOF, the undersigned officer has signed this Certificate of Incorporation on November 4, 1997.

                                 PENTASTAR TRANSPORTATION GROUP, INC.
                                 SOLE INCORPORATOR


                                 By: /s/ Thomas E. Gunton
                                     ----------------------------------------
                                     Thomas E. Gunton
                                     Assistant Secretary